Exhibit 23.4
CONSENT OF INDEPENDENT PUBLIC ACCOUNTING FIRM
The Board of Directors
Complete Production Services, Inc.:
We consent to the use of our report dated November 10, 2003, with respect to the combined balance sheet of I.E.Miller Companies as of September 30, 2003 and the related combined statement of operations, changes in stockholders’ and members’ equity and cash flows for the year ended, included in the registration statement on Form S-1 (File No. 333-128750) and related Prospectus of Complete Production Services, Inc. We consent to the incorporation of reference of said report in this Registration Statement on Form S-8 concerning the Complete Production Services, Inc. Amended and Restated 2001 Incentive Stock Plan, the I.E. Miller Services, Inc. 2004 Stock Incentive Plan, and the Complete Energy Services, Inc. 2003 Stock Incentive Plan, as amended.
/s/ Darnall, Sikes, Gardes & Frederick
(A Corporation of Certified Public Accountants)
August 4, 2006